Exhibit 99.1

Meridian Waste Solutions Issues Shareholder Update Letter

Well-Positioned for Growth and Profitability in 2018; Annual Run-Rate of $70 Million Revenue and $15 Million Adjusted EBITDA

ATLANTA, GA / ACCESSWIRE / December 13, 2017 / Meridian Waste Solutions, Inc. (NASDAQ: MRDN) (“Meridian” or the “Company”), a vertically integrated, non-hazardous solid waste services and innovative technology company, announced today the issuance of a shareholder update letter from its Chairman and Chief Executive Officer, Jeff Cosman.

Dear Meridian family, partners and shareholders,

We wish to start by thanking our Meridian team, partners and shareholders for your dedication and support. While we know there are ups and downs as an employee or a shareholder of a small emerging growth company, we strongly believe in our actions over the past year and more specifically, recently, in building a strong and valuable company for the future.

Due to improved operations at our waste division and recent acquisitions and expansion in our innovations and technology divisions, our current annual run-rate is $70 million revenue and $15 million Adjusted EBITDA (see footnotes below). As a result of our recent capital raises, we currently have approximately 20 million common and equivalent shares issued and outstanding and 12.6 million warrants with an average exercise price of $2.26, which if all cash exercised would bring in an additional $28.4 million cash. As of September 30, 2017, we had approximately $83.7 million of debt and $6.2 million of capital leases payable.

As 2017 comes to a close, I wanted to share an overview as to what has transpired at Meridian, focusing on what has taken place during this year and why we are so excited about the future. As you may realize, we are experiencing growth in our three business divisions, Waste, Innovations and Technology.

One of the ways Meridian continues to focus on building shareholder value is to be highly responsive, capitalizing on changing market conditions, including due to governmental policies such as tax reform, healthcare, energy independence, and sustainability. Meridian is nimble and focuses on everyday services that contribute to the lives of all people. The Company provides expertise in waste, energy, plastics, healthcare and mobile applications, all of which effect real solutions, creating value and opportunity.

The Solid Waste Division:

Our business plan began with a small acquisition in the solid waste industry in May 2014 when we purchased Meridian Waste Services, a small independent hauler with seven municipal contracts in St. Louis, Missouri. In the early years of Meridian, then owner Chuck Barcom, built a small hauling business going door-to-door at night and over the weekend while working at a printing press during the day. Nine years and 63 routed trucks later, Chuck and his partners received cash and stock of an OTC Pink Sheet public company worth $20.6 million. Now, in 2017, through acquisitions in Missouri, the Company has over 130 trucks, owns one municipal solid waste landfill, owns its own transfer station and operates a second transfer station in the St. Louis market. In St. Louis, our business is thriving as we continue to win contracts based on superior service - dismantling the perception with customers/residents that the large national companies are better for customers in the local waste business. The Company embodies the entrepreneurial spirit and wants to invest in these same types of owners, who like Chuck, believe in themselves and create value where others see too many obstacles.

In February 2017, the Company acquired CFS Group located in Richmond, Virginia, gaining hauling assets, two solid waste landfills and a transfer station in the Richmond market. In Richmond, the Company competes against large national companies as well as mid-size regional players backed by private equity. Because Meridian believes the waste business is a local business and local management must be empowered to run the operations, the Company has established a local management team in Richmond, that has extensive relationships within the community and is able to listen to the customers’ needs and react quickly to provide optimal service.

The Company’s core business in the waste industry served as the platform for its up-listing to the Nasdaq in January 2017. In connection with its transition to Nasdaq, the Company struggled over the early part of 2017 with a lack of liquidity due, in part, to a low stock price. In addition, in the Second Quarter of 2017, the Company worked to overcome obstacles to integrate, grow and consolidate the waste business, having completed the CFS acquisition in the First Quarter of 2017. Recently, however, in the Fourth Quarter of 2017, the Company has experienced a new liquidity in its public currency and stronger earnings growth as it remains committed to reducing its leverage and debt service. With long-term contracts in its hauling business, long-term value assets in its landfills and tuck-in targets, the Company has identified a pathway to solidify its current markets with its current capital structure, but this creates challenges for the Company, as it is internally built for a more aggressive growth strategy. The Solid Waste Division’s goal remains to build a $500 million revenue regional player in the solid waste industry. To achieve this, the Company must continue to focus on the creation of value in its operations, but must determine a realistic path to reduce its debt in order to grow further through acquisitions. The Company is continuing to execute its operational plan, while at the same time evaluating strategies for further implementing the aggressive growth strategy.

The Innovation Division:

Beginning in January 2018, Meridian’s wholly-owned subsidiary, Attis Innovations (“Attis”) will formally begin work at its newly acquired biomass processing facility, American Science and Technology (AST), in Wausau, Wisconsin. The Company will begin to evaluate potential biomass feedstocks for conversion into pulp, cellulosic sugars, as well as AST’s unique melt-flowing lignin. With the AST facility and the Company’s acquisition of significant patents and licenses from Advanced Lignin Biocomposites, LLC, the Company expects to initiate a pathway to commercialization, beyond the current revenue from contracted R&D at the AST facility.

According to the USDA, over one billion tons of vegetative biomass is available in the United States on an annual basis. The Company believes that Attis Innovations will be able to create additional value for the agricultural and biomass industries by more efficiently processing biomass, agricultural crop residues and agricultural processing byproducts. The Company also believes that Attis Innovations, through its portfolio of advanced biomass processing technologies, will be able to sustainably produce materials and fuels that are cost competitive with those currently derived from non-renewable feedstocks, such as petroleum and natural gas.

2

Attis Innovations is poised to be a leader in the bioeconomy and differentiates itself from other companies in the following ways:

●	The ability to recover a truly unique melt-flowing form of lignin that can be integrated more easily into plastics, adhesives and transportation fuels;

●	Revenue per ton of biomass processed is roughly 35% to 100% greater than current biomass processing facilities;

●	Initial capital costs and ongoing operating expenses are equal to or less than currently operating biomass processing facilities on a cost per ton of biomass basis; and

●	Production scale can be very large where biomass feedstocks are very dense or can be very small (as small as 200 tons/day) to allow profitable conversion of less dense feedstock supplies.

Attis can process a significantly greater number of feedstocks because it is not solely dependent on cellulose content (nut shells, corn stover, wheat stalks, tree residue, etc).

Attis will begin contacting each of the 50 states to implement a strategy to create additional value from local resources, while offering the states an opportunity to take immediate action to create jobs and wealth for their communities and citizens. Once Attis understands the types and volumes of biomass available at each location it can then process samples of those materials in its processing facility to validate each feedstock opportunity. Attis plans to build facilities in these areas and develop a newly sustainable workforce of highly skilled individuals.

In keeping with the Company’s commitment to responsibly identify and maximize the economic benefit from the materials it collects for processing and/or disposal, Attis will add clear focus to implementing sustainable technologies while at the same time creating shareholder value and reinvigorating the rural economy with green collar jobs. We believe the Attis team’s experience in commercializing technologies, developing market opportunities for biobased products and implementing policy initiatives to support biomass utilization position the Company to be a leader in the rapidly developing bioeconomy.

The Technology & Healthcare IT Division:

Starting with a desire to build a mobile app that would bring people together in their communities through information that directly impacted their daily lives, the Company believes that communicating from all branches of the municipal government level to its residents will bring people together for a common reason, the delivery of necessary information to residents by the local government . Bright City, the mobile app developed by Mobile Science Technologies, Inc. (MSTI), a wholly-owned subsidiary of the Company and the top operating company within our Technology Division, accomplishes this and is currently available to communities and users across the country (www.brightcityapps.com).

In developing and implementing Bright Cities, the Company recognized that in many places the single largest employer is a healthcare system/ hospital. The Technology Division understands and has invested in opportunities in healthcare technology that will drive investment in rural America, where hospitals have been struggling due to the collapse of the Affordable Care Act. Attis Healthcare is focused on driving services back to the rural hospital from consolidation in larger metropolitan cities. This, in turn, will drive investment in the local areas, creating jobs and increasing revenue at local hospitals so that rural communities can continue to provide healthcare options to their residents and families.

3

Attis Healthcare is finding solutions for the healthcare environment in a two-fold platform. The first platform is directed at the rural hospital, which needs a partner to manage or increase services that have been eliminated due to budget issues related to federal and state reimbursements, which has resulted in certain services or advanced technologies not being available to patients in these rural communities. Attis Healthcare is developing and providing advanced technology for screening and testing, as well as providing meaningful lab services to the healthcare provider, who can use such accumulated data to make advanced decisions for patients, resulting in improved outcomes. Global medical data continues to substantiate the first line of providing screening to the patient, increasing the likelihood of more positive outcomes, and possibly reducing the ultimate costs and number of required patient visits.

The second platform for healthcare solutions focuses on employers. While a majority of the costs for employers are related to rising healthcare costs, primarily attributable to pharmacy spending, Attis Healthcare is building a robust technology offering through its recent and upcoming acquisitions designed to enable employers to control these costs, in both the onboarding of the employee, as well as the employee’s continued participation. The Company is discussing multiple pathways with large healthcare companies, as well as benefits administrators to focus directly on the employer as the user of our technology. Reducing the overall healthcare costs to the employers creates long-term viability for job growth at organizations while providing market or above market healthcare options. The success of Attis Healthcare will be driven by differentiating technology developed internally. The Company continues to speak with potential acquisition partners to develop this model further.

The Technology Division connects Mobile Apps and Healthcare by simply bringing to the same residents upon whom the hospitals focus their marketing, for the management their medical well-being, the ability of their local governments to communicate critical information. The Company is creating a robust offering for Healthy Communities between Mobile Apps, unparalleled waste services, healthcare options and innovative ways to provide sustainable plastics and energy sources for all areas of the country.

The stories about Chuck and others like him are well-known within the Company. These types of stories were the centerpiece of the growth Republic Services experienced in the mid-to-late 1990’s when I was with my late father, Jim Cosman Sr., the former President and COO of Republic Services. I have had mentors, personal friends and past business discussions/relationships with others like my father (BFI, RSG), Wayne Huizenga (WM, RSG, AN, RII, Blockbuster), Fred Smith (Federal Express), Ron Middlestadt (WCN), Rick Scott (Gov. FL & Columbia/HCA), Harry Phillips Sr. (BFI), Maggie Arvedlund (Fortress, Turning Rock), Jim O’Connor (RSG), and others. Each one of these people is an amazing individual - pioneers, teachers, visionaries who believe in the spirit of growing a company and maximizing the individual contributions of different skillsets to achieve greatness. The Company is the embodiment of these people together in a new vehicle focused on achieving value for the long-term. The Board of Directors and the Management Team of each division are committed to bringing all of this together. The Company is excited about all the current opportunities within the Company, as well as others that are on the immediate horizon. The waste division is challenged by its debt, but as the other divisions grow their cash flows aggressively in 2018, there is the possibility this will be enough to reduce the debt burden going forward. The Company believes the Innovations and Technology Divisions are the future of the Company going forward. The potential for immediate cash flow growth, resulting in positive net income (EPS), the Company remains focused on strategic decisions in favor of the shareholder’s return on invested capital.

4

As the founder and creator of Meridian, my goal and vision for the Company has always been that of more than a steward of the industries in which we offer services, but as a pioneer that will effect real progress through action versus talk. One year ago, the Company had an office in Georgia and operations only in Missouri; today we have offices in Greenville, South Carolina, Tulsa, Oklahoma, Bridgeton, Missouri, Richmond, Virginia, Wausau, Wisconsin and Minnesota. The people who make up the Company are extraordinary people - all types of amazing individuals who include: long time waste industry professionals, those who worked for my father before his passing, an individual who founded one of the top four waste companies in the US, MBA’s from North Carolina, engineers from Clemson, former union representatives , policy experts from Georgia Tech, plastics experts recognized around the world , IT professional from one of the largest privately held family businesses in the US and a restaurant entrepreneur who built a company from one restaurant to over twenty five and sold it for roughly $120 million. The Company is a capitalist vehicle to drive returns for investors while maintaining a simple focus to build a solution-oriented company benefiting not only its employees and its customers but creating a better steward of our gifts given to us as mankind. Malcolm Forbes’ (“The Capitalist Tool”) famous quote: “Diversity: the art of thinking independently together” will remain a goal of the Company as it forges through the amazing growth we are experiencing.

All good wishes for a healthy, happy and prosperous 2018 to our families, partners and shareholders,

Jeff S. Cosman
Chairman and CEO

Meridian Waste Solutions, Inc.

* For the third quarter ended September 30, 2017, Meridian reported revenues of $14.8 million, an increase of 77% compared to the third quarter ended September 30, 2016, primarily due to the acquisition of the CFS Group. For the third quarter ended September 30, 2017, Meridian reported Adjusted EBITDA of $3.4 million, for the core waste management and services segment, in relation to interest expense of $2.7 million.

https://ir.mwsinc.com/press-releases/detail/40/meridian-waste-solutions-reports-third-quarter-2017-results

* On November 30, 2017, Meridian disclosed in a press release that its newly acquired companies making up its Technology and Innovations Divisions, had consolidated historical and unaudited financials, which may be subject to change upon audit, of approximately $7-$9 million revenue and $2-$3 million of cash flow for the previous 12 months.

https://ir.mwsinc.com/press-releases/detail/45/meridian-waste-solutions-completes-acquisition-for

5

About Meridian Waste Solutions, Inc.

Meridian Waste Solutions, Inc. (NASDAQ: MRDN) is a company defined by our commitment to servicing our customers with unwavering respect, fairness and care. We are focused on finding and implementing solutions for the resource needs and challenges of our customers with a fundamental objective to seek rewarding environmental solutions through technology and innovation. Our core waste business is centered on residential and commercial waste collection and disposal. Currently, the company operates in St. Louis, Missouri and Richmond, Virginia servicing over 113,000 residential, commercial, industrial and governmental customers. In addition to a fleet of commercial, residential and roll off trucks, the Company operates three transfer stations, one recycling facility and three municipal solid waste landfills. The technology division centers on creating community-based synergies through healthcare collaborations and software solutions. Our innovation division (http://attisinnovations.com) strives to create value from recovered resources, through advanced byproduct technologies and assets found in downstream production. For more information, visit www.MWSinc.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other thing, statements regarding the offering, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

Media and Investors Contact:

Hayden IR
ir@meridianwastesolutions.com
(917) 658-7878

SOURCE: Meridian Waste Solutions, Inc.

6